                                                                      EXHIBIT 12

                              BGF INDUSTRIES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                       Fiscal Year Ended
                         -----------------------------------------------------------------------------
                         December 31, December 31, December 31, December 31, December 31, December 31,
                             1994         1995         1996         1997         1998         1998
                         ------------ ------------ ------------ ------------ ------------ ------------
                                                                                Actual    As Adjusted
                                                                             ------------ ------------
                                                                                          (unaudited)
Earnings:
 Net income.............   $ 6,787      $12,584      $24,030      $21,730      $15,317      $ 8,546
 Add:
  Taxes.................     4,478        7,093       15,996       13,652        9,854        5,616
  Fixed charges.........     4,629        3,392        2,430        2,619        4,937       15,946
  Capitalized interest..       --          (100)        (206)         (32)        (127)        (127)
                           -------      -------      -------      -------      -------      -------
                           $15,894      $22,969      $42,250      $37,969      $14,664      $21,435
                           =======      =======      =======      =======      =======      =======
Fixed Charges:
 Interest expense(a)....     4,311        2,979        1,993        2,355        4,517       15,526
 Capitalized interest...       --           100          206           32          127          127
 Portion of rents
  representative of
  interest factor.......       316          313          231          232          293          293
                           -------      -------      -------      -------      -------      -------
                           $ 4,629      $ 3,392      $ 2,430      $ 2,619      $ 4,937      $15,946
                           -------      -------      -------      -------      -------      -------
Ratio of earnings to
 fixed charges..........       3.4          6.8         17.4         14.5          6.1          1.9

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(a) Includes amortization of debt issuance costs and original issue discount and excludes capitalized interest.